Exhibit 5.2

Clayton Utz
Lawyers
Level 18
333 Collins Street
Melbourne VIC 3000
Australia

27 April 2012	DX 38451
333 Collins VIC

Thermadyne Holdings Corporation	T +61 3 9286 6000
16052 Swingley Ridge Road	F +61 3 9629 8488
Suite 300	www.claytonutz.com
Chesterfield MO 63017
USA

Our reference: 325/80017036

Dear Sirs

Thermadyne Holdings Corporation (“Issuer”)

US$100,000,000 9% Senior Secured Notes Due 2017 (“Notes”) unconditionally guaranteed by the Australian Guarantors (“Guarantee”)

1.	Our Role

We have acted as Australian legal advisers to the Issuer and the Australian Guarantors in connection with the creation and issue of the Notes and the Guarantee by the Issuer and the Australian Guarantors under a registration statement (“Registration Statement”).

2.	Definitions

In this opinion:

ASIC means the Australian Securities and Investments Commission.

Australian Guarantors means each of Thermadyne Australia and Cigweld.

Cigweld means Cigweld Pty Ltd ACN 007 226 815 of 71-73 Gower Street, Preston, Victoria, 3072.

Collateral Trustee means U.S. Bank National Association.

Constitution means the memorandum and articles of association of each Australian Guarantor.

Corporations Act means the Corporations Act 2001 (Cth).

Documents means the:

(a)	Indenture (including the Guarantee); and

(b)	Registration Rights Agreement;

(c)	the First Supplemental Indenture; and

(d)	the Second Supplemental Indenture.

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First Supplemental Indenture means the Supplemental Indenture dated 27 February 2012 between, amongst others, the Issuer, the Australian Guarantors and the Collateral Trustee.

Indenture means the indenture dated 3 December 2010 between, amongst others, Thermadyne Holdings Corporation, the Australian Guarantors and the Collateral Trustee.

PPSA means the Personal Property Securities Act 2009 (Commonwealth).

Registration Rights Agreement means the registration of rights agreement dated 6 March 2012 between, amongst others, the Issuer and the Australian Guarantors.

Relevant Jurisdiction means the Commonwealth of Australia and Victoria.

Second Supplemental Indenture means the Supplemental Indenture dated 29 February 2012 between, amongst others, the Issuer, the Australian Guarantors and the Collateral Trustee.

Thermadyne Australia means Thermadyne Australia Pty Ltd ACN 071 843 028 of 71-73 Gower Street, Preston, Victoria, 3072.

3.	Documents Examined

For the purposes of giving this opinion, we have examined copies (executed, certified or otherwise identified to our satisfaction) of the following documents:

(a)	the Documents;

(b)	a certificate of each Australian Guarantor dated on or about 3 December 2010 which attaches a copy of unanimous written resolutions of directors of that Australian Guarantor dated 15 November 2010 (each of which we have examined) (the 2010 Certificate);

(c)	a certificate of each Australian Guarantor dated 28 February 2012 which attaches:

(i)	a copy of the Certificate of Incorporation and Constitution of that Australian Guarantor (each of which we have examined); and

(ii)	a copy of unanimous written resolutions of directors of that Australian Guarantor dated 28 February 2012 (each of which we have examined),

(the February 2012 Certificate); and

(d)	a certificate of each Australian Guarantor dated 20 April 2012 which certifies that:

(i)	no Australian Guarantor has repudiated or terminated its obligations under any Document or accepted the repudiation or termination by any other party of that party’s obligations under any such Document, or purported to do any of the above;

(ii)	each Australian Guarantor was solvent within the meaning of section 95A of the Corporations Act at the time of entering into each Document and at the time of giving the certification;

(iii)	no Australian Guarantor is aware of any action having been commenced or occurring that might result in an Australian Guarantor being wound up

Thermadyne Holdings Corporation	27 April 2012

or having a liquidator, administrator, receiver, receiver and manager or like officer appointed to it or any of its assets or obtaining protection from its creditors under any applicable laws;

(iv)	no Australian Guarantor has entered into any Documents in the capacity of a trustee of any trust or settlement; and

(v)	each Document represents the intention of the Australian Guarantors and that the parties have not made any other different and separate contract between them and agreed that the relevant Document should not give rise to legally enforceable rights or liabilities or give rise to different rights or liabilities from those set out in each Document,

(the April 2012 Certificate, and together with the 2010 Certificate and the February 2012 Certificate, the Certificates).

For the purposes of this opinion, we rely solely on these documents and the searches referred to in paragraph 5 and such other matters as we have deemed appropriate.

4.	Scope of Opinion

4.1	Relevant Jurisdictions

This opinion relates solely to the laws of the Relevant Jurisdictions and is given upon the basis that it will be construed in accordance with the laws of Victoria. Without limiting our assumptions in paragraph 6 (Assumptions), we note that we neither express nor imply any opinion as to, and have made no investigation of, the laws of any jurisdiction other than the Relevant Jurisdictions and we have assumed that, to the extent to which the laws of any other jurisdiction (other than the Relevant Jurisdictions) may be relevant, such laws do not adversely affect this opinion. We are under, and we assume, no obligation to inform any person regarding any future changes to those, or any other, laws from the date as of which this opinion is given.

4.2	Factual Matters

We express no opinion about factual matters. In particular, we have not verified, are not expressing an opinion on, and do not assume any responsibility for the accuracy, fairness or completeness of any factual representation, warranty or statement included in the Documents or the subject matter of any such factual representations, warranties or statements.

5.	Searches

We have relied upon a copy of searches of public records of each Australian Guarantor at ASIC at 9.53am on 24 April 2012 (ASIC Searches).

The ASIC Searches are not necessarily accurate, complete or up-to-date at the time they are obtained and do not necessarily contain all information relevant to the opinions contained in this opinion. We have not updated any searches obtained since the time specified above or made any other searches of any records (public or otherwise).

6.	Assumptions

For the purposes of this opinion, we have assumed the following without independent investigation:

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(a)	the authenticity of all signatures, seals, duty stamps and markings;

(b)	the accuracy, completeness, and conformity to originals, of all copy documents (including all drafts, photocopies and facsimile copies) submitted to us;

(c)	that where a document has been examined by us in draft or specimen form, it will be or has been executed in the form of that draft or specimen;

(d)	that each Certificate is true and correct;

(e)	that no party to any of the Documents (other than the Australian Guarantors), has repudiated or terminated its obligations under any such Document or accepted the repudiation or termination by any other party of that party’s obligations under any such Document, or purported to do any of the above;

(f)	that each party to the Documents (other than the Australian Guarantors) is duly incorporated or organised and validly existing under all applicable laws;

(g)	that the Documents are within the capacity of, have been or will be duly authorised, executed and witnessed by all parties to them (other than the Australian Guarantors) in accordance with all applicable laws (other than, in the case of the Australian Guarantors, the laws of the Relevant Jurisdictions);

(h)	the performance of the Documents by all parties will comply with all applicable laws (other than the laws of the Relevant Jurisdictions);

(i)	that the performance by all parties of any obligation under the Documents in any jurisdiction outside the Relevant Jurisdictions will not be illegal, invalid, unenforceable or ineffective under the laws of that jurisdiction;

(j)	the Documents constitute valid, binding and enforceable obligations of all parties under all relevant laws except the laws of the Relevant Jurisdiction;

(k)	that any instruments which require registration have been or will be duly registered in all relevant jurisdictions (other than in the Relevant Jurisdictions). We confirm that the ASIC Searches state that each Australian Guarantor is registered;

(l)	the Documents have been or will be duly delivered and are not subject to any escrow or similar arrangement the conditions of which have not been satisfied;

(m)	each party to a Document (other than the Australian Guarantors) was, or will be, solvent within the meaning of section 95A of the Corporations Act at the time of entering into each Document to which it is a party and immediately thereafter;

(n)	other than in respect of the Australian Guarantors and the Collateral Trustee, that no party enters into any Documents in the capacity of a trustee of any trust or settlement; and

(o)	no person has engaged or will engage in misleading or unconscionable conduct or is or will be involved in or a party to any relevant transaction or any associated activity in a manner or for a purpose not evident on the face of the Documents which might render any Document or any relevant transaction or associated activity in breach of any applicable law, void or voidable.

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The making of each of the assumptions indicates that we have assumed that each matter the subject of each assumption is true and correct and complete in every particular. That we have made an assumption in this opinion does not imply that we have made, nor are we obliged to make, any independent investigation of, or enquiries to verify any assumption.

We also note that any person is entitled to make the assumptions set out in section 129 of the Corporations Act in relation to dealings with each Australian Guarantor unless, at the time of the dealing, that person knew or suspected that any such assumption was incorrect. We have relied on the assumptions specified in section 129(2) - (8) of the Corporations Act and do not know or suspect that those assumptions are incorrect.

7.	Opinions

Subject to our assumptions and qualifications set out in this opinion, we are of the opinion that:

(a)	each Australian Guarantor is a corporation registered and existing under the laws of Victoria and is capable of suing and being sued in its corporate name;

(b)	each Australian Guarantor has the corporate power to enter into, and perform its obligations under the Documents to which it is a party;

(c)	each Australian Guarantor has taken all necessary corporate action to authorise the execution, delivery and performance of its obligations under the Documents to which it is a party;

(d)	the Documents to which it is expressed to be a party have been validly executed and (if in deed form) delivered by each Australian Guarantor; and

(e)	the execution and delivery by each Australian Guarantor of, and the performance by it of its obligations under, each Document to which it is a party does not and will not conflict with or breach:

(i)	its Constitution; or

(ii)	any law of the Relevant Jurisdictions applicable to companies generally.

8.	Qualifications

This opinion is subject to the following qualifications:

(a)	the expression enforceable means that the relevant obligations are of a type that the courts in the Relevant Jurisdictions would ordinarily enforce and does not mean that the obligations will necessarily be enforced in all circumstances in accordance with their terms. In particular the enforceability of the Documents and our opinions contained in paragraph 7 are subject to matters that can include equitable remedies, statutes of limitations, laws of bankruptcy, liquidation, insolvency, receivership, administration, reorganisation, moratoria, court schemes, laws relating to insolvent transactions and unfair loans (within the meaning of sections 588FC or 588FD respectively of the Corporations Act) or similar laws affecting generally the enforcement of creditors’ rights (including, without limitation, the PPSA), fraud, duress or unreasonable or unconscionable conduct on the part of another party or of a third person of which another party has actual or constructive knowledge;

(b)	a court of a Relevant Jurisdiction may:

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(i)	refuse to exercise jurisdiction in certain circumstances, including where the court determines that there is a more suitable forum or that any order made by the court would not be effective;

(ii)	stay actions on the grounds of oppression or vexation or if there are proceedings in respect of the Documents in other jurisdictions simultaneously on foot; and

(iii)	refuse to admit telephone recordings into evidence, notwithstanding the parties to the action have agreed to their admissibility;

(c)	a court of the Relevant Jurisdictions will not give effect to a choice of law to govern the Documents, an obligation to comply with foreign laws or a submission to the jurisdiction of certain courts if to do so would be contrary to public policy;

(d)	we express no opinion as to any obligation to negotiate in good faith or any agreement to agree contained in any Document or any waiver of a statutory right;

(e)	a provision in a document that a certificate, statement or opinion of any person will be conclusive and binding may be construed to mean only that such certificate, statement or opinion will be or be received as prima facie evidence of that fact;

(f)	a court in a Relevant Jurisdiction may not regard itself as having jurisdiction to entertain any action relating to the Documents to the extent that the Documents relate to property located outside that Relevant Jurisdiction;

(g)	where any party to an agreement is required to make any payments on demand, courts may require that party be given a reasonable time after demand is made on that party to comply with the demand before the creditor will be permitted to realise or enforce the Documents for a failure to satisfy the demand; and

(h)	we express no opinion on any provision in the Documents requiring written amendments and waivers, insofar as it suggests that oral or other modifications, amendments or waivers could not be effectively agreed upon or granted between or by the relevant parties;

(i)	we express no opinion as to legislation in any Relevant Jurisdiction which has not commenced, or if it has commenced, has not started to apply; and

(j)	we express no opinion in relation to the PPSA or any “security interest” (as defined in the PPSA) contained in or created by any of the Documents.

9.	General

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement relating to the Notes and the Guarantee and to the use of our name under the heading ‘Legal Matters’. In giving such consent, we do not admit that we are included in the category of persons whose consent is required under section 7 of the Securities Act 1933 (USA) or the rules and regulations of the Securities and Exchange Commission (USA).

This opinion is strictly limited to the matters stated in it and does not apply by implication to other matters.

Thermadyne Holdings Corporation	27 April 2012

This opinion is given in respect of the laws of the Relevant Jurisdiction which are in force at 9.00am local time on the date of this letter.

Yours faithfully

Marcus Davenport, Partner +61 3 9286 6325 mdavenport@claytonutz.com